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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 29, 2001

                             NABORS INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



             Delaware                   1-9245                 93-0711613
  (State or Other Jurisdiction        (Commission            (IRS Employer
        of Incorporation)             File Number)         Identification No.)

    515 West Greens Road, Suite 1200
             Houston, Texas                                      77067
(Address of Principal Executive Offices)                       (Zip Code)


        Registrant's telephone number, including area code (281) 874-0035

                                       N/A
          (Former name or former address, if changed since last report)
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ITEM 9.       REGULATION FD DISCLOSURE

              On August 29, 2001, the Executive Committee of the Board of Directors of Nabors Industries authorized the continuation of Nabors' share repurchase program and increased the amount of Nabors common stock authorized for purchase by Nabors to up to $400,000,000, in the aggregate. As of the date of this filing, Nabors has repurchased approximately $145 million of its common stock, or 3,582,700 shares. These shares are now held in treasury. In addition, Nabors has entered into two separate private transactions with a counterparty in which we sold 2.0 million put options which, upon maturity during September 2001, will result in our purchase of 2.0 million shares of our common stock or settlement in cash. If we purchase our common stock, we will pay an aggregate of $86.9 million for such shares.

              The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NABORS INDUSTRIES, INC.


Date: August 29, 2001                  By: /s/ Anthony G. Petrello
                                          --------------------------------------
                                           Anthony G. Petrello
                                           President and Chief Operating Officer